Exhibit 99.1

Kayne Anderson BDC, Inc. Announces June 30, 2026 Financial Results and Declares Third Quarter 2026 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the second quarter ended June 30, 2026.

Financial Highlights for the Quarter Ended June 30, 2026

•	Net investment income of $27.5 million, or $0.42 per share;

•	Net asset value of $16.00 per share, decreased from $16.23 per share as of March 31, 2026, primarily as a result of realized and unrealized losses of $0.26, partially offset by higher net investment income earned over distributions paid of $0.02 and accretive share repurchases of $0.01;

•	New private credit and equity investment commitments of $138.7 million, fundings of $146.4 million and repayments of $38.1 million, resulting in a net funded private credit and equity investment increase of $108.3 million;

•	Sales and repayments of the remaining broadly syndicated loans of $29.8 million;

•	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on October 16, 2026 to stockholders of record as of September 30, 2026.

“We delivered another quarter of solid performance, with net investment income of $0.42 per share covering our dividend and an annualized ROE on net investment income of 10.5%," said Doug Goodwillie, Co-Chief Executive Officer. "Our year-to-date results highlight the resilience of our value lending strategy. This strategy’s core philosophy involves lending to stable industries with conservative leverage at the borrower level, thereby mitigating many of the challenges currently facing the private credit sector.”

“We are pleased to see a pickup in deal flow in the core middle market at the start of the third quarter and are encouraged by our closing of $139 million of new private credit commitments during a rather slow second quarter for M&A," said Ken Leonard, Co-Chief Executive Officer. "New floating rate originations priced at SOFR plus 566 basis points, 17 basis points wider than the prior quarter, reflects a favorable pricing environment for our selective, time-tested, conservative, underwriting approach.”

Selected Financial Highlights

	As of
(in thousands, except per share data)	June 30, 2026		March 31, 2026

Portfolio company investments, at fair value	$2,266,618		$2,194,304
Total assets	$2,341,758		$2,252,359
Total debt outstanding, at principal	$1,238,000		$1,138,000
Net assets	$1,059,652		$1,079,192
Net asset value per share	$16.00		$16.23
Total debt-to-equity ratio	1.17	x	1.05	x

	For the quarter ended
	June 30, 2026	March 31, 2026

Net investment income per share	$0.42	$0.43
Net realized and unrealized gains (losses) per share(1)	$(0.26)	$(0.17)
Earnings per share	$0.16	$0.26
Regular dividend per share	$0.40	$0.40

(1)	Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended June 30, 2026 was $55.7 million, as compared to $57.3 million for the quarter ended March 31, 2026. The decrease was primarily driven by catch-up PIK interest income from Arborworks Acquisition following the change to accrual status during the first quarter and the impact of American Soccer Company being on non-accrual during the second quarter, partially offset by interest income on new investments made during the second quarter. PIK income represented 4.5% of total interest income for the quarter, as compared to 7.5% for the quarter ended March 31, 2026. For the quarter ended March 31, 2026, 3.9% of total interest income relates to PIK interest recognized on the Company’s debt investments in Arborworks Acquisition, LLC following the change to accrual status.

Net investment income for the quarter ended June 30, 2026 was $27.5 million or $0.42 per share as compared to $28.9 million or $0.43 per share for the quarter ended March 31, 2026. Net expenses for the quarter were $28.2 million, as compared to $28.4 million for the quarter ended March 31, 2026. The decrease was primarily related to lower incentive fees during the quarter, partially offset by higher interest expense from higher average borrowings and slightly higher management fees during the second quarter.

For the quarter ended June 30, 2026, the Company had realized losses of $12.2 million and had a net change in unrealized losses on investments of $4.6 million. The realized losses are primarily due to Sundance Holdings Group, LLC, for which the liquidation process was completed in the second quarter ($9.4 million), Diverzify Intermediate LLC, for which our existing debt was exchanged for new debt that included a first lien last out tranche ($0.9 million) and the rotation out of our four remaining broadly syndicated loans ($1.9 million). The unrealized losses for the quarter were primarily driven by decreases in fair value and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter and reversal of unrealized losses to realized losses.

Portfolio and Investment Activity

	As of
($ in thousands, unless otherwise noted)	June 30, 2026		March 31, 2026

Portfolio company investments at fair value	$2,266,618		$2,194,304
Number of portfolio companies	104		105
Average portfolio company investment size	$21,794		$20,898

Asset class:
First lien debt	92.8%		92.6%
Subordinated debt	5.3%		5.5%
Equity	1.9%		1.9%

Non-accrual debt investments:
Non-accrual investments at fair value	$59,130		$53,685
Non-accrual investments as a percentage of debt investments at fair value	2.7%		2.5%

Interest rate type:
Percentage floating-rate	95.3%		95.1%
Percentage fixed-rate	4.7%		4.9%

Yields on debt investments (at fair value):
Weighted average yield - excluding non-accruals	10.2%		10.1%
Weighted average yield - including non-accruals	9.9%		9.9%

Investment activity during the quarter ($ in millions):
Gross new investment commitments	$138.7	(1)	$92.5	(2)
Principal amount of investments funded	$146.4	(1)	$99.1	(2)
Principal amount of investments sold or repaid	$(67.9	)(1)	$(92.0	)(2)
Net principal amount of investments funded (repaid)	$78.5		$7.1

(1)	For the quarter ending June 30, 2026, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $29.8 million of investments sold or repaid.

(2)	For the quarter ending March 31, 2026, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $17.4 million of investments sold or repaid.

Liquidity and Capital Resources

As of June 30, 2026, the Company had $275 million senior unsecured notes outstanding, $963 million borrowed under its credit facilities and cash and cash equivalents of $39.7 million (including investments in money market funds). As of that date, the Company had $437 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of June 30, 2026, the Company’s debt-to-equity ratio was 1.17x and its asset coverage ratio was 186%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company may operate above or below this target based on market conditions.

Recent Developments

•	On August 5, 2026, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on October 16, 2026, to stockholders of record as of the close of business on September 30, 2026.

•	From July 1, 2026 to August 5, 2026, the Company’s agent repurchased 178,752 shares of common stock at an average price of $13.67 per share for a total amount of $2.4 million. As of August 5, 2026, $95.8 million remains for repurchase under the Company’s current 10b5-1 Plan.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, August 11, 2026, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

•	Toll Free: +1 833-461-5787

•	Alternative: +1 585-542-9983

•	Conference ID: 212440753

Webcast Link

https://events.q4inc.com/attendee/212440753

Participants can pre-register and receive a unique passcode to skip operator assisted entry and dial directly into the earnings call. To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. Following completion of the call, a replay will be available at the Events & Presentation page of KBDC’s website.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets:
Portfolio company investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,128,442 and $2,079,041)	$2,131,279	$2,084,737
Non-controlled, affiliated investments (amortized cost of $130,651 and $118,459)	125,719	113,684
Controlled, affiliated investments (amortized cost of $20,228 and $0)	9,620	-
Total portfolio company investments, at fair value (amortized cost of $2,279,321 and $2,197,500)	2,266,618	2,198,421
Investments in money market funds (amortized cost of $25,184 and $25,409)	25,184	25,409
Cash	14,519	18,027
Deposits for investments	-	13,015
Receivable for sales of investments	10,303	7,168
Receivable for principal payments on investments	407	308
Interest receivable	24,196	24,063
Prepaid expenses and other assets	531	291
Total Assets	$2,341,758	$2,286,702

Liabilities:
Corporate Credit Facility	$230,000	$135,000
Unamortized Corporate Credit Facility issuance costs	(2,921)	(3,372)
Revolving Funding Facility	540,000	525,000
Unamortized Revolving Funding Facility issuance costs	(6,069)	(4,671)
Revolving Funding Facility II	193,000	195,000
Unamortized Revolving Funding Facility II issuance costs	(1,838)	(2,100)
Notes	272,099	274,701
Unamortized notes issuance costs	(2,162)	(2,560)
Shares repurchased payable	97	496
Distributions payable	26,490	27,213
Management fee payable	5,561	5,613
Incentive fee payable	1,895	3,935
Accrued expenses and other liabilities	25,954	22,041
Accrued excise tax expense	-	475
Total Liabilities	$1,282,106	$1,176,771

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 66,216,562 and 67,998,184 as of June 30, 2026 and December 31, 2025 respectively, issued and outstanding	$66	$68
Additional paid-in capital	1,082,851	1,108,001
Total distributable earnings (deficit)	(23,265)	1,862
Total Net Assets	$1,059,652	$1,109,931
Total Liabilities and Net Assets	$2,341,758	$2,286,702
Net Asset Value Per Common Share	$16.00	$16.32

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Income:
Investment income from investments:
Interest income from non-controlled, non- affiliated investments	$49,730	$55,057	$99,476	$109,765
Interest income from non-controlled, affiliated investments	3,086	-	6,080	-
Payment-in-kind interest income from non- controlled, non-affiliated investments	2,501	2,063	6,774	2,369
Dividend income	386	178	698	409
Total Investment Income	55,703	57,298	113,028	112,543

Expenses:
Management fees	5,561	5,412	10,977	10,543
Incentive fees	1,895	4,452	5,006	8,942
Interest expense	19,609	18,384	38,469	35,509
Professional fees	328	368	642	713
Directors fees	164	158	328	316
Excise tax expense (benefit)	-	-	(11)	(43)
Other general and administrative expenses	585	603	1,160	1,184
Total Expenses	28,142	29,377	56,571	57,164
Less: Management fee waiver	-	(788)	-	(2,071)
Net Expenses	28,142	28,589	56,571	55,093
Net Investment Income (Loss)	27,561	28,709	56,457	57,450

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(12,221)	(10)	(14,468)	556
Total net realized gains (losses)	(12,221)	(10)	(14,468)	556
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(3,408)	(1,564)	(10,414)	(8,057)
Non-controlled, affiliated investments	(478)	(1,907)	(157)	(1,925)
Controlled, affiliated investments	(716)	-	(3,052)	-
Total net change in unrealized gains (losses)	(4,602)	(3,471)	(13,623)	(9,982)
Total realized and unrealized gains (losses)	(16,823)	(3,481)	(28,091)	(9,426)
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(21)	(318)	(408)	(899)
Net Increase in Net Assets Resulting from Operations	$10,717	$24,910	$27,958	$47,125

Basic and diluted net investment income per share	$0.42	$0.40	$0.85	$0.81
Basic and diluted net increase in net assets resulting from operations per share	$0.16	$0.35	$0.42	$0.66
Weighted Average Common Shares Outstanding - Basic and Diluted	66,347,339	70,901,688	66,743,644	71,067,266

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations
kaynebdc@kaynecapital.com